UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 1, 2022

Poseida Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39376	47-2846548
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9390 Towne Centre Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 779-3100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PSTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Agreements with Mark Gergen

On February 1, 2022 (the “Effective Date”), in connection with the previously announced leadership transitions, Poseida Therapeutics, Inc. (the “Company”) entered into an Amended and Restated Executive Employment Agreement with Mark Gergen, the Company’s President and Chief Executive Officer (the “Gergen Employment Agreement”). Pursuant to the Gergen Employment Agreement, Mr. Gergen will receive an annual base salary of $575,000 and will be eligible for a discretionary annual cash incentive bonus of up to 55% of his base salary. The Gergen Employment Agreement further provides that Mr. Gergen will receive an equity award comprised of (i) an option to purchase 518,500 shares of the Company’s common stock and (ii) restricted stock units underlying 357,200 shares of the Company’s common stock, each granted pursuant to the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) and the Company’s standard forms of stock option agreement and restricted stock unit award agreement, as applicable. Also on the Effective Date, the Company entered into an Amended and Restated Participation Agreement with Mr. Gergen (the “Gergen Participation Agreement”) under the Company’s Severance and Change in Control Plan (the “Severance Plan”). Subject to the terms of the Severance Plan, under the Gergen Participation Agreement, Mr. Gergen will be eligible for certain change in control benefits, including (a) in the event of a qualifying termination of employment not in connection with a change of control, a lump sum payment equal to 12 months of his base salary and payment of COBRA premiums for up to 12 months, and (b) in the event of a qualifying termination of employment in connection with a change of control, a lump sum payment equal to 18 months of his base salary, a lump sum payment equal to his target cash bonus, accelerated vesting of outstanding time-vesting equity awards, and payment of COBRA premiums for up to 18 months.

Agreements with Eric Ostertag, M.D., Ph.D.

On the Effective Date, the Company also entered into an Amended and Restated Executive Employment Agreement with Eric Ostertag, M.D., Ph.D., the Company’s former Chief Executive Officer and current Executive Chairman (the “Ostertag Employment Agreement”). Pursuant to the Ostertag Employment Agreement, Dr. Ostertag will receive an annual base salary of $450,000. The Ostertag Employment Agreement further provides that Dr. Ostertag will receive an equity award comprised of (i) an option to purchase 129,500 shares of the Company’s common stock and (ii) restricted stock units underlying 89,500 shares of the Company’s common stock, each granted pursuant to the Equity Plan and the Company’s standard forms of stock option agreement and restricted stock unit award agreement, as applicable. Also on the Effective Date, the Company entered into an Amended and Restated Participation Agreement with Dr. Ostertag (the “Ostertag Participation Agreement”) under the Severance Plan. Subject to the terms of the Severance Plan, under the Ostertag Participation Agreement, Dr. Ostertag will be eligible for certain change in control benefits, including (a) in the event of a qualifying termination of employment not in connection with a change of control, a lump sum payment equal to 12 months of his base salary and payment of COBRA premiums for up to 12 months, and (b) in the event of a qualifying termination of employment in connection with a change of control, a lump sum payment equal to 18 months of his base salary, a lump sum payment equal to his target cash bonus, accelerated vesting of outstanding time-vesting equity awards, payment of COBRA premiums for up to 18 months, and an extension of the post-termination exercise period applicable to his outstanding equity awards for up to 24 months following such termination.

The foregoing descriptions of the Gergen Employment Agreement, Gergen Participation Agreement, Ostertag Employment Agreement, and Ostertag Participation Agreement are not complete and are each qualified in their entirety by reference to the full text of such agreements, each of which is attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, and are each incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement, by and between the Company and Mark Gergen, dated February 1, 2022.

10.2	Amended and Restated Participation Agreement, by and between the Company and Mark Gergen, dated February 1, 2022.

10.3	Amended and Restated Executive Employment Agreement, by and between the Company and Eric Ostertag, M.D., Ph.D., dated February 1, 2022.

10.4	Amended and Restated Participation Agreement, by and between the Company and Eric Ostertag, M.D., Ph.D., dated February 1, 2022.

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poseida Therapeutics, Inc.

Date: February 1, 2022	By:	/s/ Harry J. Leonhardt, Esq.
	Name:	Harry J. Leonhardt, Esq.
	Title:	General Counsel, Chief Compliance Officer & Corporate Secretary